Exhibit 99.1

Financial Information for the year ended December 31, 2003

As described in Notes 1 and 13 to the consolidated financial statements of Lancer Corporation and subsidiaries (the “Company”), the financial information contained herein has not been audited by the Company’s independent auditors.  The Company intends to file all of the appropriate periodic reporting forms and amendments with the Securities and Exchange Commission after the independent auditors have completed the audits and reviews and all required disclosure has been completed.  The Company recognizes that the information contained in this Exhibit 99.1 may be materially changed upon completion of the required audit of the information by the independent auditor.

THE FINANCIAL INFORMATION CONTAINED HEREIN HAS NOT BEEN AUDITED.  The Company’s new independent auditors are in the process of auditing the financial information which is presented in this document. The auditors have had limited input regarding the presentation and assumptions that management has made in this financial information. Although management believes that the information set forth is materially accurate, there are certain aspects of the financial information that management believes will need to be more thoroughly discussed with the independent auditors as they continue the process of the audit and review of financial information from the year 2000 to the present. These issues will likely include, but not be limited to, revenue recognition and all significant reserves and accruals. It is possible that the information contained in this document could change materially prior to the independent auditor’s finalization of the audit and the Company’s finalization of the Form 10-K for the year ended December 31, 2003. Further, the information contained in this document does not meet the requirements which are set forth pursuant to Form 10-K and should not be interpreted to be a substitute for all of the information that would normally be included in a Form 10-K.

Financial Statements

LANCER CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Amounts in thousands, except share data)

ASSETS

	December 31, 2003	December 31, 2002

Current assets:
Cash	$1,129	$3,241
Receivables:
Trade accounts and notes	14,226	17,265
Other	1,205	1,039
	15,431	18,304
Less allowance for doubtful accounts	(745)	(979)

Net receivables	14,686	17,325

Inventories	24,502	29,094
Prepaid expenses	474	264
Tax refund receivable	288	—
Deferred tax asset	568	285

Total current assets	41,647	50,209

Property, plant and equipment, at cost:
Land	1,432	1,432
Buildings	22,211	21,837
Machinery and equipment	22,769	22,073
Tools and dies	12,709	12,137
Leaseholds, office equipment and vehicles	10,796	10,165
Assets in progress	2,597	1,455
	72,514	69,099
Less accumulated depreciation and amortization	(38,395)	(34,224)

Net property, plant and equipment	34,119	34,875

Long-term receivables ($0 and $106 due from officers, respectively)	12	127
Long-term investments	1,786	2,303
Intangibles and other assets, at cost, less accumulated amortization	5,114	5,241

	$82,678	$92,755

See accompanying notes to consolidated financial statements.

LANCER CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Amounts in thousands, except share data)

LIABILITIES AND SHAREHOLDERS’ EQUITY

	December 31, 2003	December 31, 2002

Current liabilities:
Accounts payable	$7,043	$10,141
Current installments of long-term debt	2,735	2,726
Line of credit with bank	1,000	5,000
Deferred licensing and maintenance fees	1,021	1,449
Accrued expenses and other liabilities	7,249	7,977
Taxes payable	—	182
Total current liabilities	19,048	27,475

Deferred tax liability	1,067	2,342
Long-term debt, excluding current installments	8,268	9,808
Deferred licensing and maintenance fees	2,396	2,686
Other long-term liabilities	146	293

Total liabilities	30,925	42,604

Commitments and contingencies

Shareholders’ equity:
Preferred stock, without par value 5,000,000 shares authorized; none issued	—	—

Common stock, $.01 par value: 50,000,000 shares authorized; 9,426,119 issued and 9,361,893 outstanding in 2003, and 9,396,119 issued and 9,338,545 outstanding in 2002	94	93

Additional paid-in capital	12,848	12,710

Accumulated other comprehensive loss	6	(2,389)

Deferred compensation	(92)	(169)

Retained earnings	39,257	40,234

Less common stock in treasury, at cost; 64,226 shares in 2003 and 57,574 shares in 2002	(360)	(328)

Total shareholders’ equity	51,753	50,151

	$82,678	$92,755

See accompanying notes to consolidated financial statements.

LANCER CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Amounts in thousands, except share data)

	2003	2002	2001

Net sales	$113,500	$139,015	$122,745
Cost of sales	84,978	101,925	95,877
Gross profit	28,522	37,090	26,868

Selling, general and administrative expenses	28,674	27,535	22,235
Operating income	(152)	9,555	4,633

Other (income) expense:
Interest expense	409	1,318	3,128
Loss from joint ventures	217	653	296
Minority interest	—	(55)	(239)
Other income, net	709	(649)	(1,049)
	1,335	1,267	2,136
Income (loss) from continuing operations before income taxes	(1,487)	8,288	2,497

Income tax expense (benefit):
Current	1,430	1,440	1,319
Deferred	(1,348)	1,229	(401)
	82	2,669	918

Income (loss) from continuing operations	(1,569)	5,619	1,579

Discontinued operations:
Loss from operations of discontinued Brazilian subsidiary	196	2,442	268
Income tax benefit	(788)	(829)	(91)
(Income) loss from discontinued operations	(592)	1,613	177
Net (loss) earnings	$(977)	$4,006	$1,402

Common Shares Outstanding:
Basic	9,356,082	9,326,529	9,127,062
Diluted	9,356,082	9,433,193	9,314,789

Earnings Per Share:
Basic
Earnings (loss) from continuing operations	$(0.17)	$0.60	$0.17
Earnings (loss) from discontinued operations	$0.06	$(0.17)	$(0.02)
Net earnings (loss)	$(0.11)	$0.43	$0.15

Diluted
Earnings (loss) from continuing operations	$(0.17)	$0.60	$0.17
Earnings (loss) from discontinued operations	$0.06	$(0.17)	$(0.02)
Net earnings (loss)	$(0.11)	$0.43	$0.15

See accompanying notes to consolidated financial statements.

LANCER CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Amounts in thousands)

	2003	2002	2001
Cash flow from operating activities:
Net (loss) earnings	$(977)	$4,006	$1,402
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	5,328	4,959	4,816
Deferred licensing and maintenance fees	(718)	(1,638)	1,126
Deferred income taxes	(1,501)	844	(453)
Loss (gain) on sale and disposal of assets	279	(4)	(6)
Write-down of Brazilian assets, net of taxes	—	1,548	—
Loss on impairment	653	30	279
Gain on sale of long-term investment	(220)	—	—
Minority interest	—	(55)	(239)
Loss from joint ventures	217	653	296
Stock-based compensation expense	77	226	—
Changes in assets and liabilities:
Receivables	4,206	1,167	(1,532)
Prepaid expenses	(210)	391	(13)
Income taxes receivable	(288)	—	—
Inventories	5,825	3,145	7,678
Other assets	(492)	(649)	(720)
Accounts payable	(4,314)	1,857	(868)
Accrued expenses	(1,007)	2,502	(239)
Income taxes payable	(154)	(762)	343
Net cash provided by operating activities	6,704	18,220	11,870
Cash flow from investing activities:
Proceeds from sale of assets	89	20	52
Acquisition of property, plant and equipment	(4,145)	(3,658)	(3,998)
Acquisition of subsidiary company	—	(252)	—
Proceeds from sale (purchase) of long-term investments	321	(502)	7
Net cash used in investing activities	(3,735)	(4,392)	(3,939)
Cash flow from financing activities:
Net (payments) under line of Credit Agreements	(4,000)	(10,600)	(5,400)
Proceeds from issuance of long-term debt	—	—	697
Retirement of long-term debt, net of proceeds	(1,531)	(2,056)	(1,960)
Net proceeds from exercise of stock options	138	46	10
Net cash used in financing activities	(5,393)	(12,610)	(6,653)
Effect of exchange rate changes on cash	312	174	(200)
Net (decrease) increase in cash	(2,112)	1,392	1,078
Cash at beginning of period	3,241	1,849	771
Cash at end of period	$1,129	$3,241	$1,849

See accompanying notes to consolidated financial statements.

LANCER CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  Basis of Presentation

Management believes all adjustments (consisting of normal recurring adjustments) have been made which are necessary for a fair presentation of financial position and results of operations.  All intercompany balances and transactions have been eliminated in consolidation.

As described more fully in Note 13, the financial information contained herein has not been audited by the Company’s independent auditors. The Company intends to file all of the appropriate periodic reporting forms and amendments with the Securities and Exchange Commission (the “SEC”) after the independent auditors have completed the audits and reviews and all additional required disclosure has been completed. The Company recognizes that the information contained in this document may change materially upon completion of the required audit of the information by the independent auditor.

Certain amounts in the consolidated financial statements for prior periods have been reclassified to conform with the current year’s presentation.

2.              New Accounting Pronouncements

SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure,” issued in December 2002, amends SFAS No. 123 “Accounting for Stock-Based Compensation” to provide alternative methods of transition for a voluntary change to the fair-value based method of accounting for stock-based employee compensation.  In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results.  The transition guidance and annual disclosure provisions of SFAS No. 148 are effective for fiscal years ending after December 15, 2002.  The interim disclosure provisions are effective for financial statements for interim periods beginning after December 15, 2002.  The Company will continue to account for stock-based compensation using the intrinsic value method under APB Opinion No. 25.  The disclosure modifications required for interim periods ending after December 15, 2002 are included in the notes to these financial statements.

Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51,” issued in January 2003, addresses the consolidation by business enterprises of variable interest entities as defined in the Interpretation.  Interpretation No. 46 applies immediately to variable interests in variable interest entities created and/or obtained after January 31, 2003.  The application of this Interpretation did not have a material impact on the Company’s financial statements.

SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” issued in April 2003, amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities.”  The Statement is generally effective for contracts entered into or modified after June 30, 2003.  The adoption of SFAS No. 149 did not have a material impact on the Company’s financial statements.

SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” issued in May 2003, establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity.  The Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities.  The adoption of SFAS No. 150 did not have a material impact on the Company’s financial statements.

3.  Discontinued Operations

During the quarter ended June 30, 2002, the Company decided to close its Brazilian subsidiary.  In connection with the closure of the Brazilian subsidiary, the Company recorded an estimated loss from disposal of discontinued operations of $1.8 million in the quarter ended June 30, 2002 related to the write-down of the Brazilian subsidiary assets net of expected proceeds, foreign currency translation losses, and an accrual for estimated exit costs. Accordingly, the Company has reported the results of operations of the Brazilian subsidiary as discontinued operations in the Consolidated Statements of Operations. For business segment reporting purposes, the Brazil operation was previously classified as the segment “Brazil.”

Certain information with respect to the discontinued Brazilian operation for the years ended 2003, 2002 and 2001 is as follows (amounts in thousands):

	Years ended December 31,
	2003	2002	2001

Net sales	$—	$466	$1,092

Pretax loss from discontinued operations	—	378	268

Pretax loss on disposal of discontinued operations, net of tax	196	2,064	—

Income tax benefit	(788)	(829)	(91)
(Income) loss from discontinued operations	$(592)	$1,613	$177

During the first quarter of 2003, the IRS completed its audit of the Company’s deduction of its investment in the Brazilian operations, and other matters.  As a result, the Company reversed certain tax accruals resulting in a tax benefit of  $0.7 million from discontinued operations for the year ended December 31, 2003.

Assets and liabilities of the discontinued operation are as follows (amounts in thousands):

	2003	2002
Current assets	$—	$293
Property, plant and equipment, net	—	29
Current liabilities	(1,196)	(1,499)
Net liabilities of discontinued operation	$(1,196)	$(1,177)

Current liabilities include a $1.196 million note payable that was due on December 31, 2001.  The note payable is more fully described in Note 5.

4.                                      Inventory Components

Inventories are stated at the lower of cost or market on a first-in, first-out basis (average cost as to raw materials and supplies) or market (net realizable value).  Inventory components are as follows (amounts in thousands):

	2003	2002
Finished goods	$9,327	$10,893
Work in process	6,504	7,647
Raw material and supplies	8,671	10,554
	$24,502	$29,094

During 2003, the Company took a charge of approximately $1.2 million on inventory unlikely to be used as intended in the production of a customer’s beverage dispensing platform.  The Company believes there are no significant alternative uses for the inventory.  Lancer is seeking reimbursement from the customer, but can make no assurance that it will be successful in obtaining the reimbursement.  If it were to receive reimbursement in the future, Lancer would recognize income of approximately $1.2 million.  An agreement for reimbursement received prior to the completion of the 2003 audit would likely cause material changes in the financial information presented in this Form 8-K.

5.              Long-term Debt and Line of Credit with Banks

(Amounts in thousands)	2003	2002
$11,487 notes payable to banks, due in quarterly installments plus interest based upon prime and LIBOR (weighted average rate of 2.28% at December 31, 2003) through July 15, 2005; secured by substantially all of the Company’s assets in the United States	$9,386	$10,786

Notes payable to seller of Brazil subsidiary, due in annual installments plus interest based on LIBOR (weighted average interest rate of 1.88% at December 31, 2003) through December 31, 2001	1,196	1,196

Capital lease payable to bank, due in monthly installments plus interest of 6.72% through November 1, 2006	421	552
	11,003	12,534

Less current installments of long-term debt	2,735	2,726
	$8,268	$9,808

The Company also has a $25.0 million revolving credit facility (the “Revolving Facility”) from three banks.  Borrowings under the Revolving Facility are based on certain percentages of accounts receivable and inventories.  The Revolving Facility is collateralized by substantially all of the Company’s assets in the United States.  Amounts outstanding under the revolving facility were $1.0 million at December 31, 2003 and $5.0 million at December 31, 2002. There was $15.2 million available under the Revolving Facility on December 31, 2003.  Interest accrues at a rate based upon either LIBOR or upon the Banks’ prime rate.  The weighted average interest rate was 2.26% as of December 31, 2003.

As previously reported in a Form 8-K, filed with the SEC on April 22, 2004, certain events or circumstances, including but not limited to, the Company’s inability to comply with certain financial covenants and its inability to comply with filing requirements under the Exchange Act of 1934, as amended, may have also caused Defaults and/or Events of Default to have occurred under the Company’s Seventh Amendment and Restated Credit Agreement, as amended (the “Credit Agreement”). Pursuant to the terms of the Credit Agreement, the Company’s lenders may withhold funding obligations if a Default or Event of Default exists and, if an Event of Default exists, the Company’s lenders may (i) terminate all or any portion of their commitments, or (ii) declare the principal of, and all earned and accrued interest on, the outstanding notes to be immediately due and payable. Through December 31, 2003 (and through the date of this filing), the Company’s lenders have honored all requests for funding and had not taken any action to exercise remedies relating to a Default or Event of Default, although they have not waived any of their rights or remedies under the Credit Agreement.

The Company has agreed with its lenders upon the basic terms of an amendment to its Credit Agreement, and expects final documentation to be completed in the near future. The Company cannot, however, make any assurance that final terms of the contemplated amendment to its Credit Agreement will be ultimately approved or agreed upon, that such documentation will ever be completed or that the final terms of the amendment to its Credit Agreement, if completed, would not be materially less favorable than the current terms of the Credit Agreement or even the agreed upon terms described below.  Further, prior to finalizing an amendment to its Credit Agreement, the Company can make no assurance that its lenders will honor any additional requests for funding or that the lenders will not (i) terminate all or any portion of their commitments, or (ii) declare the principal of, and all earned and accrued interest on, the outstanding notes to be immediately due and payable. Although the Company expects cash flow from operations, along with cash on hand, to be sufficient to meet our cash needs during the negotiation and documentation of the contemplated revised Credit Agreement, due to the uncertainty of the finalization process and the ability of the lenders to refuse to honor any additional requests for funding, the Company can make no assurance that it will have adequate cash available during that period.  If the lenders (i) terminated all or any portion of their commitments, or (ii) declared the principal of, and all earned and accrued interest on, the outstanding notes to be immediately due and payable, the Company’s ability to continue to operate would be materially and adversely affected.

Because the Company believes that it will finalize an amendment to its Credit Agreement with its lenders, it has classified as a non-current liability the portion of the debt that is due later than one year from December 31, 2003.  If the Company remains in default of the Credit Agreement when it files its Form 10-K for the year ended December 31, 2003, the Company will reclassify the $8.3 million of long term debt as a current liability.

The Company has a $1.196 million unsecured note payable outstanding in relation to the business of the Company's discontinued Brazilian operation that was due on December 31, 2001.  The Company has not repaid the note, pending discussions with the payee relating to settlement of the debt, but it has recorded the balance of the note plus interest accrued through December 31, 2001 in its financial statements.  During the second quarter of 2003, the payee demanded payment of the note.  The Company has not paid the note, but has chosen to continue to discuss the status of the note and attempt to settle the debt evidenced by the note.  The Company can make no assurance that it will be successful in negotiating such a settlement of the debt.  The Company believes that it has the liquidity available to pay the note if the circumstances so require, assuming that the Company’s ability to access cash through its credit facility remains unimpeded. Nonpayment of a material obligation is an event of default under the Company’s Credit Agreement with its lenders.  The Company’s lenders under the Credit Agreement have waived the event of default caused by the nonpayment of the note to the Company’s credit facilities. If the Company were legally required to pay the note and the Company’s lenders exercised their right not to honor a request for funding by the Company (as described in Note 5 and the section “Management’s Discussion and Analysis of Financial Condition and Results of Operation – Liquidity and Capital Resources” contained elsewhere in this financial information), the Company may be unable to provide adequate funds to pay the note, which could force the Company not to comply with such legal requirement. Such a result could have a material adverse effect on the Company’s business.

Annual maturities on long-term debt outstanding at December 31, 2003 are as follows (amounts in thousands):

2004	$2,735
2005	8,136
2006	132
2007	0
2008	0
$11,003

To manage its exposure to fluctuations in interest rates, the Company entered into interest rate swap agreements (the “Swap Agreements”) in recent years.  The last of these Swap Agreements expired in the first quarter of 2003.

Actual interest paid was approximately $0.6 million, $1.7 million and $3.0 million in 2003, 2002 and 2001, respectively.

6. Net Earnings Per Share

Basic earnings per share is calculated using the weighted average number of common shares outstanding and diluted earnings per share is calculated assuming the issuance of common shares for all dilutive potential common shares outstanding during the reporting period.  The dilutive effect of stock options approximated 94,756, 106,664, and 187,727 shares in 2003, 2002 and 2001, respectively.  Options to purchase approximately 114,550, 82,550, and 132,250 shares in 2003, 2002 and 2001, respectively, were outstanding but were not included in the computation because the exercise price is greater than the average market price of the common shares.

7.                                      Stock Compensation Plans

The Company utilizes the intrinsic value method required under provisions of APB Opinion No. 25 and related interpretations in measuring stock-based compensation for employees. If the Company had elected to recognize compensation cost based on the fair value of the options granted at grant date as prescribed by SFAS No. 123, net earnings and net earnings per share would have been adjusted to the pro forma amounts indicated in the table below (amounts in thousands, except share data):

	2003	2002	2001
Net (loss) earnings-as reported	$(977)	$4,006	$1,402
Deduct: Total stock-based compensation expense determined under fair value based method for all awards, net of tax	(112)	(94)	(161)
Net earnings-pro forma	$(1,089)	$3,912	$1,241
Net earnings per basic share-as reported	$(0.11)	$0.43	$0.15
Net (loss) earnings per basic share-pro forma	$(0.12)	$0.42	$0.14

Net earnings per diluted share-as reported	$(0.11)	$0.43	$0.15
Net (loss) earnings per diluted share-pro forma	$(0.12)	$0.41	$0.13

Weighted-average fair value of options, granted during the period	$3.84	$2.88	$2.02

The fair value of each option granted in 2003, 2002 and 2001 is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	2003	2002	2001

Expected life (years)	7	5	4
Interest rate	3.8%	3.0%	4.0%
Volatility	47.1%	42.9%	44.4%
Dividend yield	—	—	—

8.                                      Comprehensive Income

The following are the components of comprehensive income (amounts in thousands):

	2003	2002	2001

Net (loss) earnings	$(977)	$4,006	$1,402
Foreign currency translation gain:
Foreign currency gain (loss)	2,395	1,567	(817)
Net foreign currency translation gain	1,418	5,573	585

Unrealized (loss) gain on investment:
Unrealized gain on investment, net of tax, arising during the period	—	6	—
Reclassification adjustment for realized loss included in net income, net of tax	—	—	172
Unrealized loss on derivative instruments:
Initial loss upon Adoption of SFAS No. 133	—	—	(51)
Reclassification adjustment for loss included in interest expense	—	14	37
Comprehensive income	$1,418	$5,593	$743

Accumulated other comprehensive loss on the accompanying consolidated balance sheets includes foreign currency gains, unrealized (gain) loss on investment and unrealized loss on derivative instruments.

9.                                      Income Taxes

An analysis of income tax expense (benefit) follows (amounts in thousands):

	Current	Deferred	Total
2003
Continuing operations:
Federal	$421	$(1,197)	$(776)
State	64	—	64
Foreign	945	(151)	794
Total	$1,430	$(1,348)	$82
Discontinued operations:
Federal	$(66)	$(722)	$(788)

2002
Continuing operations:
Federal	$364	$1,121	$1,485
State	24	—	24
Foreign	1,052	108	1,160
Total	$1,440	$1,229	$2,669
Discontinued operations:
Federal	$(444)	$(385)	$(829)

2001
Continuing operations:
Federal	$362	$(407)	$(45)
State	24	—	24
Foreign	933	6	939
Total	$1,319	$(401)	$918
Discontinued operations:
Federal	$—	$(91)	$(91)

Temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities that give rise to significant portions of the net deferred tax liability relate to the following (amounts in thousands):

	2003	2002
Deferred tax assets:
Accounts receivable	$198	$229
Inventory	874	1,449
Compensation and benefits	211	353
Net operating loss carryforward, expiring in 2020	2,423	63
Minimum taxes creditable in foreign jurisdictions	570	639
Asset impairments	268	—
US tax credits	1,119	741
Other	52	233
Total gross deferred tax assets	5,715	3,707

Deferred tax liabilities:
Property, plant and equipment	3,408	3,495
DISC income	2,667	1,746
Foreign deferred liabilities	139	523
Total deferred tax liability	6,214	5,764
Net deferred tax liability	$499	$2,057

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Based on the expectation of future taxable income and that the deductible temporary differences will offset existing taxable temporary differences, management believes it is more likely than not the Company will realize the benefits of these deductible differences at December 31, 2003.

The actual tax expense (benefit) differs from the “expected” tax expense (benefit) (computed by applying U.S. Federal corporate rate of 34% to earnings before income taxes) as follows (amounts in thousands):

	2003	2002	2001

Computed “expected” tax expense (benefit) from continuing operations	$(506)	$2,818	$849
Increase (decrease) in taxes resulting from:
Effect of tax credits	—	(129)	(118)
Effect of nondeductible expenses	352	78	44
Liquidation of DISC	791	—	—
Reversal of accruals	(206)	—	—
IRS examination	(113)	—	—
State, net of Federal benefit	42	16	16
Effect of foreign tax rates	(58)	(26)	34
Other, net	(220)	(88)	93
	$82	$2,669	$918

In accordance with SFAS No. 109, no federal income taxes had been provided for the accumulated undistributed earnings of the Company’s Domestic International Sales Corporation (the “DISC”) as of December 31, 1992.  On December 31, 1992, the accumulated undistributed earnings of the DISC totaled $2.4 million. During the year ended December 31, 2003, the Company decided to terminate the DISC election and recorded $0.8 million in income tax expense for the taxes due prior to December 31, 1992.

During the first quarter of 2003, the IRS completed its audit of the Company’s deduction of its investment in the Brazilian operations, and other matters.  As a result, the Company reversed certain tax accruals resulting in an income tax benefit of $0.9 million. Of this benefit, $0.7 million related to the Brazilian operations was reclassified from tax benefits of continuing operations to tax benefits of discontinued operations for the year ended December 31, 2003. During 2003 the IRS completed its examination of the Company’s income tax return for the year ended December 31, 1999.

Net federal income taxes paid (received) were approximately  ($1.2 million), $1.2 million and nil for 2003, 2002, and 2001, respectively.

10.                               Segment and Geographic Information

The Company is engaged in the manufacture and distribution of beverage dispensing equipment and related parts and components.  The Company manages its operations geographically.  Sales are attributed to a region based on the ordering location of the customer.

(Amounts in Thousands)	North America	Latin America	Asia/ Pacific	Europe	Corporate	Total

Twelve months ended December 31, 2003
Total revenues	$75,924	$7,690	$21,645	$8,241	$—	$113,500
Operating income (loss)	9,650	247	3,760	27	(13,836)	(152)

Twelve months ended December 31, 2002
Total revenues	$97,575	$13,351	$18,555	$9,534	$—	$139,015
Operating income (loss)	17,430	1,979	1,785	1,360	(12,999)	9,555

Twelve months ended December 31, 2001
Total revenues	$87,770	$9,816	$15,303	$9,856	$—	$122,745
Operating income (loss)	11,115	587	1,446	1,601	(10,116)	4,633

All intercompany revenues are eliminated in computing revenues and operating income.  The corporate component of operating income represents corporate general and administrative expenses.

11. Product Warranties

The Company generally warrants its products against certain manufacturing and other defects.  These product warranties are provided for specific periods of time from the date of sale.  As of both December 31, 2003 and 2002, the Company accrued $0.5 million for estimated product warranty claims.  The accrued product warranty costs are based primarily on actual warranty claims as well as current information on repair costs.  Warranty claims expense for each of the years 2003, 2002 and 2001 was $0.6 million, $0.2 million and $0.2 million, respectively.

12.  Other Guaranties

During 2003, Lancer FBD Partnership, Ltd., of which the Company owns 50%, obtained a $1.5 million revolving credit facility from a bank.  The Company guaranteed the repayment of the debt.  In accordance with FIN 45, the Company has recorded a liability of $22,500, which represents the estimated value of the guaranty.  Additionally, the Company guaranteed a $0.75 million revolving credit facility payable by Moo Technologies, LLC (50% owned by the Company) to a bank.  The Company recorded a liability of $11,250 in 2003, which represents the estimated value of the guaranty.  Moo Technologies, LLC is a developmental stage company that reported an operating loss and no operating revenue in 2003.

13.  Other Matters

In June 2003, the Audit Committee of the Company’s Board of Directors (the “Audit Committee”) began conducting an internal investigation (the “Investigation”). The Investigation was related to allegations raised by a lawsuit against The Coca-Cola Company by a former Coca-Cola employee, Matthew Whitley. Although the

Company was not a defendant to the lawsuit, certain allegations contained in the lawsuit specifically involved the Company. The Investigation was later expanded to include allegations raised in certain press articles.

The Company’s former independent auditors, KPMG LLP, advised that, until the Investigation was complete, they would not be able to complete their review of the Company’s consolidated financial statements for the second and third quarters of 2003. Therefore, the Company was unable to file its quarterly reports for the second and third quarters with the SEC. On December 5, 2003, the Company provided financial information for the second and third quarters of 2003 in exhibits to a Form 8-K, in order to provide information to the investing public while the Investigation continued.

The Company’s inability to file its quarterly report for the second quarter of 2003 with the SEC on a timely basis violated the American Stock Exchange (“AMEX”) continued listing standards, specifically Section 1003(d) of the AMEX Company Guide. The Company submitted a formal action plan to regain compliance with AMEX on September 30, 2003 and AMEX accepted the plan on October 8, 2003. Since the initial acceptance, the Company has had to revise the plan with the approval of AMEX in order to accommodate new developments, including the Company’s inability to file its annual report on Form 10-K for 2003 and its quarterly report on Form 10-Q for the first quarter 2004 with the SEC. The plan currently indicates that the Company expects to regain compliance with the listing standards on or near June 30, 2004. By accepting the plan and its revisions, AMEX has provided the Company with an extension of time in order to regain compliance and is allowing the Company to maintain its listing, subject to periodic progress reviews by the AMEX staff. If the Company does not make progress consistent with the plan or regain compliance in a time and manner acceptable to AMEX, the AMEX staff could initiate delisting procedures. The Company intends to make all efforts to comply fully with the plan, although no assurance can be made that it will achieve compliance by the target date or otherwise progress in a manner acceptable to AMEX.

In August of 2003, the United States Attorney’s Office for the Northern District of Georgia (the “US Attorney’s Office”) informed the Company that it was conducting an investigation arising from allegations raised in a lawsuit against The Coca-Cola Company by a former Coca-Cola employee, Matthew Whitley, and requested certain information, which the Company supplied. In January 2004, the Company received written notice that the SEC had issued a formal order of investigation that appeared to concern matters which were the subject of the Investigation. The Company has fully cooperated, and intends to continue to cooperate fully, with both the US Attorney’s Office and the SEC investigations. Although the Company is unable at this point to predict the scope or outcome of these investigations, it is possible that it could result in the institution of administrative, civil injunctive or criminal proceedings, the imposition of fines and penalties, and/or other remedies and sanctions.  The conduct and outcome of these proceedings could materially and adversely affect the Company’s business. In addition, the Company expects to continue to incur expenses associated with responding to these agencies, regardless of the outcome, and the efforts and attention of our management team may be diverted from normal business operations. This could materially and adversely affect our business, financial condition, operating results, and cash flow.

On January 30, 2004, the Company announced in a press release that the Investigation had concluded and the Audit Committee released a general summary of the Investigation findings and filed the press release as an exhibit to Form 8-K on February 2, 2004. On February 2, 2004, KPMG resigned from its position as independent auditors of the Company. In addition, KPMG withdrew its December 31, 2002, 2001 and 2000 audit reports and advised the Company that the financial statements and related audit reports should no longer be relied upon. KPMG stated in a letter to the Company that they had determined that likely illegal acts had come to their attention and that these likely illegal acts would have a material effect on the Company’s financial statements. Additionally, KPMG indicated that information had come to their attention that caused them to conclude that the Company’s accounting for revenue recognition in connection with sales of equipment to Coca-Cola North America Fountain in the years ended December 31, 2001 and 2002 is not correct and had raised concerns that the accounting is not correct in each of the three quarters of fiscal year 2003. The Company has filed the letters from KPMG which describe these assertions and have responded to them in an 8-K, filed with the SEC on February 10, 2004, and two subsequent amendments to that Form 8-K, filed with the SEC on February 24, 2004 and March 10, 2004.

On March 1, 2004, the Audit Committee engaged BDO Seidman, LLP (“BDO”) as the Company’s new independent auditor.

In order for the Company to become current with its SEC filings, an audit of the Company’s financial information for 2003 and preceding fiscal years and all required reviews of financial information for quarterly periods, must be completed by an independent auditor. The Company intends to file all of the appropriate forms and amendments with the SEC after the independent auditors have completed the audits and reviews and all required disclosure has been completed.

The financial information contained in this document has not been audited by our independent auditors, as would be required pursuant to a Form 10-K.  Further, the disclosure contained in this document does not comply with all of the disclosure requirements set forth on a Form 10-K, due to the lack of a final audit of the financial information contained herein. The Company recognizes that the information contained in this document may change materially based upon results from the completion of the audit by the independent auditor. The Company further recognizes that the information contained in this document and the information contained in the Form 8-K filed on December 5, 2003 does not make the Company current in its filing requirements with the SEC. The filing of the delinquent periodic reports after the independent auditor’s audit and review is complete would eliminate certain consequences of the deficient filings, but the Company would remain ineligible to use Forms S-2 and S-3 to register securities until all required reports under the Securities Exchange Act of 1934 have been timely filed for the 12 months prior to the filing of the registration statement for those securities.

On May 14, 2004, a purported class action, cause number 04-CV-427, naming as defendants the Company, George F. Schroeder, David F. Green and The Coca-Cola Company was filed in the United States District Court for the Western District of Texas by TDH Partners. The action alleges that the defendants violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder. Specifically, the complaint alleges that during the period October 26, 2000 to February 4, 2004, the defendants engaged in a pattern of fraudulent conduct involving the issuance of a series of false and misleading statements because they inaccurately describe the nature of Lancer’s revenue, with a goal of manipulating the sales of fountain products. The action also alleges that Lancer’s public statements failed to fully reveal that it had major manufacturing problems, which resulted in a high defect rate in its products and that Lancer engaged in a fraudulent scheme with its largest customer, to artificially create demand for a new line of soda machine dispensers that Lancer was manufacturing for the customer to sell to its commercial customers. No specific amount of damages has been claimed.  The Company has not been served with the lawsuit as of the date of this filing.

It has come to the Company's attention that an additional purported class action may have been filed with the United States District Court for the Western District of Texas containing similar allegations, but the Company has been unable to verify such filing as of the date of this filing and has not been served with such lawsuit.

14. Reclassification

During the first quarter of 2003, the IRS completed its audit of the Company’s deduction of its investment in the Brazilian operations, and other matters.  As a result, the Company reversed certain tax accruals in the three months ended March 31, 2003, resulting in an income tax benefit included in continuing operations of $1.1 million. The Company has since determined that the reversal of $0.7 million of the accruals related to the Brazilian operations should be reclassified as a tax benefit from discontinued operations. The reclassification has no effect on the net loss of $0.3 million, or $0.03 per share, as reported in the first quarter of 2003. The reclassification does, however, change the loss from continuing operations from $0.3 million, or $0.03 per share, to $1.0 million, or $0.11 per share.  Loss from discontinued operations changes from $29,000, or $0.00 per share, to income of $0.7 million, or $0.08 per share, in the first quarter of 2003.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This document contains certain “forward-looking” statements as such term is defined in the Private Securities Litigation Reform Act of 1995 and information relating to the Company and its subsidiaries that are based on the beliefs of the Company’s management.  When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “plan,” and “intend” and words or phrases of similar import, as they relate to the Company or its subsidiaries or Company management, are intended to identify forward-looking statements.  Such statements reflect the current risks, uncertainties and assumptions which exist or must be made as a result of certain factors including, without limitation, competitive factors, general economic conditions, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, seasonality, distribution networks, product introductions and acceptance, one-time events and other factors described herein and in other filings made by the Company with the SEC.  Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, forecast, planned or intended.  The Company does not intend to update these forward-looking statements.

The following discussion should be read in connection with the Company’s Consolidated Financial Statements, related notes and other financial information included elsewhere in this document.

Results of Operations

Continuing Operations

Revenues by Geographic Segment

(Amounts in thousands)

				% Change
				As reported		Local currency
	2003	2002	2001	2003 vs 2002	2002 vs 2001	2003 vs 2002	2002 vs 2001
North America	$75,924	$97,575	$87,770	-22%	11%	-22%	11%
Latin America	7,690	13,351	9,816	-42%	36%	-39%	27%
Asia/Pacific	21,645	18,555	15,303	17%	21%	-2%	15%
Europe	8,241	9,534	9,856	-14%	-3%	-27%	-7%
	$113,500	$139,015	$122,745	-18%	13%	-21%	12%

Revenues.  Net sales in 2003 declined 18%, after increasing 13% in 2002.  On a ‘local currency basis’, which eliminates the impact of currency exchange rate fluctuations, overall net sales declined 21% in 2003, and rose 12% in 2002. In the North America region, Lancer’s largest market, weak overall market conditions in the foodservice equipment industry decreased the demand for Lancer products.  Additionally, sales were negatively affected by a significant customer’s restructuring activities in early 2003. In the Latin America region, sales fell sharply in 2003, following a considerable sales increase in 2002. These fluctuations were driven by the Company’s sales in Mexico, which were bolstered in 2002 by an unusually large order that was shipped in the second half of that year. The lack of similar large orders affected the region’s performance in 2003, as did the continuing poor economic conditions that have impacted much of Latin America.  Higher 2003 sales in the Asia/Pacific region were attributable to exchange rate fluctuations.  The opening of a sales office in Melbourne, Australia and the acquisition of a service operation in Brisbane, Australia contributed to sales growth in 2002.  Our performance in the more mature Asia/Pacific markets of Australia and New Zealand was stable, while demand in many of the developing Asian economies continued to be weak. In Europe, sales in 2003 declined due to continued poor demand for fountain equipment in the region, and production problems with one of the Company’s valve products.  Valve shipments rebounded in the fourth quarter of 2003.

Gross margin.  Gross margin was 25.1%, 26.7% and 21.9% in 2003, 2002 and 2001, respectively.  In 2003, reduced manufacturing spending partially offset the negative impact of lower factory output.  Additionally, the Company increased its warranty reserve during the second quarter of 2003, which resulted in additional warranty expense of $0.3 million.  The Company also took a charge of approximately $1.2 million relating to inventory that was intended for use in the production of a customer’s beverage dispensing platform, and which is unlikely to be used.  For more information on this charge, see the “Outlook” section below.  Gross margin increased in 2002 over 2001 levels because of a more favorable product mix, and because of the higher factory output to support the strong demand in 2002.  Higher manufacturing volume tends to have a positive impact on gross margin because a significant portion of the Company’s manufacturing costs is fixed.

Operating expenses.  Selling, general and administrative expenses were $28.7 million, $27.5 million and $22.2 million in 2003, 2002 and 2001, respectively.  Spending rose $1.2 million in 2003, driven by $2.5 million of costs associated with the investigation conducted by the Audit Committee and the investigations conducted by the SEC and the US Attorney’s Office.  Additionally, the strengthening of foreign currencies against the U.S. dollar caused expenses to increase by $0.8 million in 2003.  Variable compensation costs based on the Company’s operating performance declined in 2003. In 2002, much of the spending increase was related to higher employee compensation (some of which was variable based upon Company performance) and employee benefits. Higher professional fees, along with bad debt expense on customers primarily in Latin America, also contributed to the operating expense increase in 2002.

Non-Operating Income/Expenses.

•                  Interest expense was $0.4 million in 2003, down from $1.3 million in 2002, and $3.1 million in 2001.  Lower average borrowings, combined with lower average interest rates attached to those borrowings, have caused interest expense to decline in recent years.

•                  Loss from joint ventures was $0.2 million, $0.7 million and $0.3 million in 2003, 2002 and 2001, respectively.  During 2003, the Company’s 50% owned joint venture Lancer FBD Partnership, Ltd. (“Lancer FBD”) impaired $0.5 million of inventory relating to a terminated project.  During the first quarter of 2004, the intended customer for the inventory agreed to reimburse Lancer FBD for the inventory.

•                  During 2003, the Company impaired certain assets, resulting in a loss of $0.8 million.  Included in the total is $0.5 million relating to a revaluation of the Company’s investment in a joint venture.

•                  The Company sold its holdings of common stock in Packaged Ice, Inc. during 2003, resulting in a gain of $0.2 million.

•                  In 2001, other income of $1.0 million included a $1.0 million gain relating to the cancellation of a project, and a $0.3 million write-down of the carrying value of an impaired investment.

•                  In 2003, the Company decided to terminate the Domestic International Sales Corporation election for the Company’s subsidiary that exports products from the United States.  The termination resulted in a $0.8 million charge to income tax expense.  Additionally, the IRS completed its audit of the Company’s deduction of its investment in its Brazilian operations, and other matters.  As a result, Lancer reversed certain tax accruals, resulting in an income tax benefit of $0.3 million.

Loss/Income from Continuing Operations.  Loss from continuing operations was $1.6 million in 2003, compared to income of $5.6 million in 2002, and $1.6 million in 2001.  The loss in 2003 was mainly due to the decline in net sales in 2003, and to additional expenses related to the investigation conducted by the Audit Committee and the investigations conducted by the SEC and the US Attorney’s Office.

Discontinued Operations

Lancer decided to close its Brazilian subsidiary during the second quarter of 2002.  The Brazilian subsidiary’s results are now classified as discontinued operations.

Revenue from discontinued operations was nil in 2003, $0.5 million in 2002, and $1.1 million in 2001.  During 2002, the Company recognized $2.1 million for the estimated loss from disposal of discontinued operation, and incurred a $0.4 million operating loss from discontinued operations.  Income (net of tax) from discontinued operations was $0.6 million in 2003, a loss of $1.6 million in 2002, and a loss of $0.2 million in 2001.

Outlook

During 2003, the Company took a charge of approximately $1.2 million on inventory unlikely to be used as intended in the production of a customer’s beverage dispensing platform.  The Company believes there are no significant alternative uses for the inventory.  Lancer is seeking reimbursement from the customer, but can make no assurance that it will be successful in obtaining the reimbursement.  If it were to receive reimbursement in the future, Lancer would recognize income of approximately $1.2 million.  An agreement for reimbursement received prior to the completion of the 2003 audit would likely cause material changes in the financial information presented in this Form 8-K.

During the second half of 2003, the Company incurred $2.5 million of expenses relating to the Investigation conducted by the Audit Committee, and the investigations conducted by the SEC and the US Attorney’s Office.  The Company expects to continue to incur expense from the SEC and US Attorney’s investigations and related matters during 2004.  Additionally, the Company expects to incur significant additional expense in 2004 from the audit of the Company’s financial statements for fiscal years 2000, 2001, 2002 and 2003.

Liquidity and Capital Resources

The Company’s principal sources of liquidity are cash flows from operations and amounts available under the Company’s existing lines of credit under its Seventh Amendment and Restated Credit Agreement, as amended (the “Credit Agreement”). The Company has met, and currently expects that it will continue to meet, substantially all of its working capital and capital expenditure requirements, as well as its debt service requirements, with funds provided by operations and borrowings under its credit facilities.

The Credit Facility

As previously reported in a Form 8-K, filed with the SEC on April 22, 2004, the Company is in Default (as defined in the Credit Agreement) of the Credit Agreement under Section 5.1(a), pursuant to which the Company is required to deliver copies of its audited consolidated financial statements within 95 days of the end of each fiscal year. Additionally, other events or circumstances, including but not limited to, the Company’s inability to comply with certain financial covenants and its inability to comply with filing requirements under the Exchange Act of 1934, as amended, may have also caused additional Defaults and/or Events of Default (as defined in the Credit Agreement) to have occurred.  Pursuant to the terms of the Credit Agreement, the Company’s lenders may withhold funding obligations if a Default or Event of Default exists and, if an Event of Default exists, the Company’s lenders may (i) terminate all or any portion of their commitments, or (ii) declare the principal of, and all earned and accrued interest on, the outstanding notes to be immediately due and payable.  The Company’s lenders have honored all requests for funding to date and have not taken any action to exercise remedies relating to a Default or Event of Default, although they have not waived any of their rights or remedies under the Credit Agreement.

The Company has agreed with its lenders upon the basic terms of an amendment to its Credit Agreement, and expects final documentation to be completed in the near future. The Company cannot, however, make any assurance that final terms of the contemplated amendment to its Credit Agreement will be ultimately approved or agreed upon, that such documentation will ever be completed or that the final terms of the amendment to its Credit Agreement, if completed, would not be materially less favorable than the current terms of the Credit Agreement or even the agreed upon terms described below.  Further, prior to finalizing an amendment to its Credit Agreement, the Company can make no assurance that its lenders will honor any additional requests for funding or that the lenders will not (i) terminate all or any portion of their commitments, or (ii) declare the principal of, and all earned and accrued interest on, the outstanding notes to be immediately due and payable. Although the Company expects cash flow from operations, along with cash on hand, to be sufficient to meet our cash needs during the negotiation and documentation of the contemplated amendment to its Credit Agreement, due to the uncertainty of the finalization process and the ability of the lenders to refuse to honor any additional requests for funding, the Company can make no assurance that it will have adequate cash available during that period.  If the lenders (i) terminated all or any portion of their commitments, or (ii) declared the principal of, and all earned and accrued interest on, the outstanding notes to be immediately due and payable, the Company’s ability to continue to operate would be materially and adversely affected.

Because the Company believes that it will finalize an amendment to its Credit Agreement with its lenders, it has classified as a non-current liability the portion of the debt that is due later than one year from December 31, 2003.  If the Company remains in default of the Credit Agreement when it files its Form 10-K for the year ended December 31, 2003, the Company will reclassify the $8.3 million of long term debt as a current liability.

As of December 31, 2003, the credit facility provided for a $25.0 million revolving loan with an outstanding balance of $1.0 million, and term loans with a combined outstanding balance of $9.4 million.  Permitted borrowings under the revolving loan are based upon a specified percentage of the Company’s accounts receivable and inventory in any given month.  On December 31, 2003, the Company had cash of $1.1 million, and unused availability of $15.2 million under its revolving loan.  The credit facility expires on July 15, 2005, and is collateralized by substantially all of the Company’s assets in the United States.

The proposed terms of the amendment to the Credit Agreement that have been agreed to include a reduced revolving loan amount of $10.0 million with a maturity date of January 31, 2005, an extension until July 31, 2004 of the requirement to deliver audited financial statements for the years 2000, 2001, 2002 and 2003, higher borrowing costs and an amendment and waiver fee, and additional information delivery including monthly certified financial statements, additional events of default and waiver of prior defaults.  The terms that have been agreed to are non-binding and are subject to change prior to finalization of the contemplated amendment to the credit agreement.

Cash Provided by Operations and Capital Expenditures

Cash provided by operating activities was $6.7 million, down from $18.2 million in 2002, and $11.9 million in 2001. The decline in 2003 was caused largely by the decline in income from continuing operations, along with declines in accounts payable and accrued expenses. The Company made capital expenditures of $4.1 million in 2003, primarily for the expansion of a production facility in Piedras Negras, Mexico, and for equipment and tooling.  The Company financed the capital spending and $5.5 million of debt reduction primarily with cash provided by operating activities and cash on hand.  Additionally, the Company sold its holdings of common stock in Packaged Ice, Inc., netting proceeds of $0.3 million.

Other Debt

The Company has a $1.196 million note payable outstanding in relation to the business of the Company's discontinued Brazilian operations that was due on December 31, 2001.  The Company has not repaid the note, pending discussions with the payee relating to settlement of the debt, but it has recorded the balance of the note plus interest accrued through December 31, 2003 in its financial statements.  During the second quarter of 2003 in its financial statements, the payee demanded payment of the note.  The Company has not paid the note, but has chosen to continue to discuss the status of the note and attempt to settle the debt evidenced by the note.  The Company can make no assurance that it will be successful in negotiating such a settlement of the debt.  The Company believes that it has the liquidity available to pay the note if the circumstances so require, assuming that the Company’s ability to access cash through its credit facility remains unimpeded. Nonpayment of a material obligation is an event of default under the Company’s Credit Agreement.  The Company’s lenders under the Credit Agreement have waived the event of default caused by the nonpayment of the note to the Company’s credit facilities. If the Company were legally required to pay the note and the Company’s lenders exercised their right not to honor a request for funding by the Company (as described in Note 5 and the section “Management’s Discussion and Analysis of Financial Condition and Results of Operation – Liquidity and Capital Resources” contained elsewhere in this financial information), the Company may be unable to provide adequate funds to pay the note, which could force the Company not to comply with such legal requirement. Such a result could have a material adverse effect on the Company’s business.

Quantitative and Qualitative Disclosures About Market Risk

There have been no significant changes in the Company’s market risk factors since December 31, 2002.

Legal Proceedings

In August of 2003, the US Attorney’s Office informed the Company that it was conducting an investigation arising from allegations raised in a lawsuit against The Coca-Cola Company by a former Coca-Cola employee, Matthew Whitley and requested certain information, which the Company supplied. On January 13, 2004, the Company received written notice that the SEC had issued a formal order of investigation, dated December 2, 2003, that appears to concern matters which were the subject of the Audit Committee investigation, including allegations contained in the Matthew Whitley lawsuit against the Coca-Cola Company. The Company is unable at this point to predict the scope or outcome of these investigations. The Company has cooperated, and intends to continue to cooperate, with both the US Attorney’s Office and the SEC investigations.

On May 14, 2004, a purported class action, cause number 04-CV-427, naming as defendants the Company, George F. Schroeder, David F. Green and The Coca-Cola Company was filed in the United States District Court for the Western District of Texas by TDH Partners. The action alleges that the defendants violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder. Specifically, the complaint alleges that during the period October 26, 2000 to February 4, 2004, the defendants engaged in a pattern of fraudulent conduct involving the issuance of a series of false and misleading statements because they inaccurately describe the nature of Lancer’s revenue, with a goal of manipulating the sales of fountain products. The action also alleges that Lancer’s public statements failed to fully reveal that it had major manufacturing problems, which resulted in a high defect rate in its products and that Lancer engaged in a fraudulent scheme with its largest customer, to artificially create demand for a new line of soda machine dispensers that Lancer was manufacturing for the customer to sell to its commercial customers. No specific amount of damages has been claimed.  The Company has not been served with the lawsuit as of the date of this filing.

The Company intends to vigorously defend itself against Plaintiffs’ claims. Due to the uncertainty of litigation, and the early stage of the proceedings, the Company is unable to express an opinion as to the probably or likely outcome of this litigation or an estimate of the amount or range of potential loss in the event of an unfavorable outcome.

It has come to the Company's attention that an additional purported class action may have been filed with the United States District Court for the Western District of Texas containing similar allegations, but the Company has been unable to verify such filing as of the date of this filing and has not been served with such lawsuit.